Exhibit 10.2

CTI BIOPHARMA CORP.
AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is made by and between Adam R. Craig (“Executive”) and CTI BioPharma Corp., a Delaware corporation (the “Company” and together with Executive, the “Parties”) on the dates set forth below.
WHEREAS, the Parties previously entered into an Employment Agreement effective February 24, 2017 (the “Employment Agreement”);
WHEREAS, the Company and Executive desire to amend certain provisions of the Employment Agreement, as set forth below.
NOW, THEREFORE, for good and valuable consideration, including, but not limited to, Executive’s continued employment with the Company, the Parties agree that the Employment Agreement is hereby amended as follows:
1.The Employment Agreement is hereby amended as follows:

A.The word “understands” is inserted between the phrases “the Executive” and “the Company” at the beginning of clause (vi) in Section 1.4.

B.Section 3.2 is hereby replaced in its entirety with the following:
3.2    Incentive Bonus. Commencing with the Company’s 2017 fiscal year, the Executive shall be eligible to receive an incentive bonus for each fiscal year of the Company that occurs during the Period of Employment (“Incentive Bonus”). The Executive’s target Incentive Bonus amount for a particular fiscal year of the Company (the “Target Incentive Bonus”) shall equal Fifty-Five Percent (55%) of the Executive’s Base Salary paid by the Company to the Executive for that fiscal year; provided that the Executive’s actual Incentive Bonus amount for a particular fiscal year shall be determined by the Board (or a committee thereof) in its sole discretion, based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established with respect to that particular fiscal year by the Board (or a committee thereof). The Board (or a committee thereof) may, in its sole discretion, increase (but not decrease) the Executive’s Target Incentive Bonus percentage. For any fiscal year in which the Executive’s employment with the Company terminates before the end of such fiscal year, the Incentive Bonus corresponding to such fiscal year shall be pro-rated based on the number of days the Executive was employed with the Company during such fiscal year. The Incentive Bonus, if any, corresponding to a particular fiscal year, will be paid at such time the Company pays bonuses to other executives of the Company, but in no event later than March 15 of the year following the applicable fiscal year for which such Incentive Bonus was earned.

C.The word “Executive” is inserted between the words “The” and “agrees” at the beginning of the second sentence in Section 3.4.

D.Section 5.5(a) is hereby replaced in its entirety with the following:
(a) As used herein, “Accrued Obligations” means:

(i)    any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date;
(ii)    any Incentive Bonus for the previous fiscal year that had not been paid as of the Severance Date, provided that such Incentive Bonus will be pro-rated based on the number of days the Executive was employed by the Company during such fiscal year, in accordance with Section 3.2 above; and
(iii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent required by Company policy, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

E.Section 5.6 is hereby replaced in its entirety with the following:
5.6 Notice of Termination; Employment Following Expiration of Period of Employment. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination. If the Executive delivers notice of non-renewal of the Period of Employment pursuant to Section 2, the Executive’s employment by the Company shall end at the expiration of the Period of Employment then in effect (unless otherwise agreed by the parties) and, in connection with such termination of employment, the Executive shall be entitled to the benefits specified in Section 5.3(a) but not (except as otherwise provided in the next sentence) the benefits specified in Section 5.3(b). If the Company delivers notice of non-renewal of the Period of Employment pursuant to Section 2 and the Executive’s employment by the Company terminates at the end of the Period of Employment then the termination shall be treated as though it occurred immediately prior to the end of the Period of Employment and Section 5.3(b) shall apply in connection with such termination (for clarity, which shall continue to be subject to Sections 5.3(c) and 5.4).

F.The addresses provided in the notice provision in Section 18 are hereby replaced in their entirety with the following:
if to the Company:

CTI BioPharma Corp.
3101 Western Avenue, Suite 800
Seattle, Washington 98121
Attention: Chairman
with a copy (which shall not constitute notice) to:

Michael Nordtvedt
Wilson Sonsini Goodrich &Rosati, P.C.
701 Fifth Avenue, Suite 5100
Seattle, WA 98104
if to the Executive, to the address most recently on file in the payroll records of the Company.

2.Full Force and Effect. To the extent not expressly amended hereby, the Employment Agreement shall remain in full force and effect.
3.Entire Agreement. This Amendment, the Employment Agreement (as amended herein), and any other documents, exhibits or schedules referenced in the Employment Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.
4.Governing Law. This Amendment will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions).
(signature page follows)

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date set forth below.
ADAM R. CRAIG                    CTI BIOPHARMA CORP.
By:    /s/ Adam R. Craig                By:    /s/ David H. Kirske
Date:    October 30, 2018             Name:    David H. Kirske
Title:    Chief Financial Officer
Date:    October 31, 2018